Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
July 29, 2013	President and CEO
or
Keith A. Simpson
Vice President and CAO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2013 NET INCOME AND EARNINGS PER SHARE

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $1.1 million or $0.52 per diluted share, for the fiscal year ended June 30, 2013 as compared to $1.4 million or $0.68 per diluted share for the same period in 2012. The $322 thousand decrease in net income during the fiscal year was primarily attributable to a $957 thousand decrease in net interest income, and a $36 thousand decrease in the recovery of loan losses, which were partially offset by a $360 thousand decrease in income tax expense, a $224 thousand increase in non-interest income, and an $87 thousand decrease in non-interest expense. The decrease in net interest income was attributable to a $1.1 million decrease in interest income, which was partially offset by a $137 thousand decrease in interest expense. The decrease in interest income was primarily attributable to lower yields earned on the Company’s investment and loan portfolios and lower average balances of loans outstanding, which were partially offset by higher average balances of investment and mortgage-backed securities, when compared to the same period in 2012. The decrease in loan volumes was primarily attributable to lower volumes of construction loans outstanding, payoffs on non-accrual loans and repayments of loans in excess of originations. The decrease in interest expense was primarily due to lower rates paid on deposit accounts, and lower average balances of time deposits and FHLB long-term borrowings, which were partially offset by higher average balances of, and rates paid on, FHLB short-term borrowings during the fiscal year ended June 30, 2013, when compared to the same period in 2012. The decrease in income tax expense was primarily attributable to lower levels of taxable income and higher levels of charitable contributions which were eligible for PA tax credits. The increase in non-interest income was primarily attributable to a $119 thousand decrease in other-than-temporary impairment (“OTTI”) charges on the Company’s private-label mortgage-backed securities portfolio recorded during the fiscal year ended June 30, 2013, a $117 thousand recognized gain on the sale of one other real estate owned property, and a $46 thousand recognized gain on the sale of investment securities, which were partially offset by decreases in deposit fee income. The decrease in non-interest expense was primarily attributable to a decrease in federal deposit insurance expense and a decrease in correspondent bank service charges, which were partially offset by increases in ATM expense, employee related expenses, and an increase in the allowance for off-balance sheet commitments.

Net income for the three months ended June 30, 2013 totaled $231 thousand or $0.11 per diluted share, as compared to $406 thousand or $0.20 per diluted share for the same period in 2012. The $175 thousand decrease in net income during the three months ended June 30,

2013 was primarily attributable to a $331 thousand decrease in net interest income, and a $59 thousand decrease in recoveries of loan losses, which were partially offset by a $137 thousand decrease in income tax expense, a $64 thousand decrease in non-interest expense, and a $14 thousand increase in non-interest income. The decrease in net interest income during the three months ended June 30, 2013 was attributable to a $375 thousand decrease in interest income which was partially offset by a $44 thousand decrease in interest expense. The decrease in interest income was primarily attributable to lower yields earned on the Company’s investment and loan portfolios and lower average balances of loans outstanding and investment securities, which were partially offset by higher average balances of mortgage-backed securities, when compared to the same period in 2012. The decrease in loan volumes was primarily due to lower volumes of construction loans outstanding and repayments on performing loans in excess of originations. The decrease in interest expense was primarily attributable to lower rates paid on deposit accounts and lower average balances of time deposits and short-term FHLB borrowings during the three months ended June 30, 2013 when compared to the same period in 2012. The decrease in income tax expense was primarily attributable to lower levels of taxable income. The decrease in non-interest expense was primarily attributable to decreases in federal deposit insurance and employee related expenses. The increase in non-interest income was primarily attributable to a $38 thousand recognized gain on the sale of investment securities which was partially offset by decreases in mortgage correspondent fees and ATM fee income.

Market interest rates continued to remain low by historical standards throughout the fiscal year ended June 30, 2013. In response to this environment, the Company continued to increase the available for sale investment allocation and grow the U.S. Government agency floating rate mortgage-backed securities segment of the balance sheet. These actions allowed us to significantly bolster balance sheet liquidity. We also increased our Tier 1 leverage capital ratio from 11.14% at June 30, 2012 to 11.88% at June 30, 2013. As market conditions improve, we anticipate continuing to grow our asset base.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	June 30, 2013 (Unaudited)	June 30, 2012 (Unaudited)
Total assets	$287,576	$273,341
Cash and Cash Equivalents	1,927	2,506
Certificates of Deposits	598	846
Investment securities available-for-sale	77,186	57,620
Investment securities held-to-maturity	26,420	82,400
Mortgage-backed securities held-to-maturity	139,268	79,086
Net loans receivable	31,531	39,433
Deposits	140,524	142,173
FHLB advances: long-term	17,500	17,500
FHLB advances: short-term	96,712	79,270
Equity	31,828	30,413
Book value per share – Common Equity	15.47	14.78
Book value per share – Tier I Equity	15.83	15.45
Annualized Return on average assets	0.39%	0.55%
Annualized Return on average equity	3.45%	4.75%
Tier I leverage ratio	11.88%	11.14%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2013	2012	2013	2012
Interest income	$1,419	$1,794	$5,959	$7,053
Interest expense	339	383	1,407	1,544

Net interest income	1,080	1,411	4,552	5,509
Provision for (recovery of) loan losses	5	(54)	(68)	(104)

Net interest income after provision for (recovery of) loan losses	1,075	1,465	4,620	5,613
Non-interest income	144	130	573	349
Non-interest expense	857	921	3,571	3,658

Income before income tax expense	362	674	1,622	2,304
Income taxes	131	268	542	902

NET INCOME	$231	$406	$1,080	$1,402

EARNINGS PER SHARE:
Basic	$0.11	$0.20	$0.52	$0.68
Diluted	$0.11	$0.20	$0.52	$0.68

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,057,930	2,057,930	2,057,930	2,057,930
Diluted	2,057,930	2,057,930	2,057,930	2,057,930